Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	Justin Vaicek
Vice President Finance and CFO	949-574-3860
(650) 261-3677	LNDC@liolios.com

Landec Corporation Reports Fiscal First Quarter 2014 Results

Company Exceeds Revenue Plan, Meets Operating Plan and Reiterates Full Year Guidance

MENLO PARK, CA – September 24, 2013 – Landec Corporation (NASDAQ: LNDC), a materials science company that develops and markets innovative and patented products for healthy living applications in food and biomedical markets, reported results for the first quarter of fiscal 2014 ended August 25, 2013.

Summary of First Quarter 2014 Results

●	Revenues increased 7% to $109.5 million, with Apio, Inc.'s value-added vegetable business up 16% and Lifecore Biomedical, Inc. up 8% compared to the first quarter of last year.
●	Net income increased 9% to $4.8 million or $0.18 per share compared to the last year’s first quarter.
●

Operating income met plan but approximately $0.06 per share of net income from the change in the fair market value of our Windset investment will be shifted from the first quarter to the remaining three quarters due to timing.

●	Cash and marketable securities totaled $10.2 million at quarter end after spending $4.3 million for capacity expansion and reducing debt by $4.3 million during the quarter.

“Despite weather-related produce sourcing issues in our Apio food business, the company exceeded its revenue plan and met its operating income plan for the quarter,” commented Gary Steele, Landec’s Chairman and CEO. “The contribution to net income of $5.4 million during the quarter from the change in the fair market value of our investment in Windset Farms was $2.3 million lower than we had budgeted strictly because of a change in the timing of income recognition. This will result in approximately $0.06 per share shifting from the first quarter to the remaining three quarters of fiscal 2014. While a change in the fair market value of an investment is difficult to predict, per our original guidance for fiscal 2014, we continue to expect to recognize a 35% to 40% increase in the fair market value change of our Windset investment compared to the fair market value change in fiscal 2013.

“Gross profit in Apio’s value-added vegetable business was lower in the first quarter of fiscal 2014 compared to the first quarter last year as a result of an increase in lower margin food service sales and higher than expected raw produce sourcing costs from lower yields due to heavy rains in the Midwest and along the East Coast and cooler than normal temperatures in California.

“Other operating highlights for the first quarter included Apio launching additional product offerings in its family of new superfood products and the company continuing to benefit from our partner Windset’s 64-acres of newly constructed hydroponic greenhouses in Santa Maria, California. Windset has already begun harvesting from the first 32 acres (Phase 3) of its expansion and expects to begin harvesting from the next 32 acres (Phase 4) within two months delivering both phases several months ahead of plan. The accelerated harvesting of both phases has been incorporated into Windset’s revised projections used to calculate the change in the fair market value of our investment in Windset for both the first quarter of fiscal 2014 and the estimate for all of fiscal 2014. This expansion has doubled Windset’s capacity in California to 128 acres or 6 million square feet of greenhouse operations.”

Fiscal First Quarter 2014 Results

Revenue in the first quarter of fiscal 2014 increased by 7%, or $7.4 million, to $109.5 million, compared to $102.1 million in the year-ago quarter, with the improvement primarily due to a $10.8 million, or 16%, increase in revenues in Apio’s value-added businesses (which includes Apio’s fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging), and a $614,000, or 8%, increase in revenues at Lifecore as a result of increased sales to existing customers.

Apio’s 16% growth in its value-added revenues in the first quarter compared to the prior year quarter was primarily due to a 13% increase in sales volumes. The increase in value-added revenues in the first quarter was partially offset by an expected $4.0 million decrease in revenues in Apio’s export business due to a decline in volume sales primarily resulting from Indonesian import quotas on fruit.

Net income in the first quarter of fiscal 2014 increased by 9%, or $386,000, to $4.8 million or $0.18 per share compared to $4.4 million or $0.17 per share in the year-ago quarter. The improvement was driven by a $5.4 million increase in the fair market value of the company’s investment in Windset compared to a $4.3 million increase recorded in the year-ago quarter and a $121,000 decrease in the pre-tax loss at Lifecore. The increases in net income in the first quarter were partially offset by a $1.0 million decrease in pre-tax income in Apio’s value-added vegetable businesses due primarily to an increase in lower margin food service sales, higher than expected produce sourcing costs and the discontinuation of the Chiquita International Brands, Inc. minimums in December 2012 when the agreement changed from exclusive to non-exclusive rights for Landec’s BreatheWay® packaging technology.

Cash and marketable securities totaled $10.2 million at the end of the quarter. Landec generated $4.5 million in cash flow from operations and purchased $4.3 million of capital equipment for capacity expansion at both Apio and Lifecore. The company also paid down debt by $4.3 million during the quarter, and subsequent to quarter end, paid off the remaining balance of its line of credit.

Management Comments and Guidance for Fiscal 2014

“Our strategy for growth in the healthy living space is to focus on our core food and biomedical materials businesses by investing in new product development and production expansion, while also capitalizing on our technology and on our strong channels of distribution in order to drive growth across all our businesses,” noted Steele. “We are making good progress as evidenced by the growth in revenues and net income during last fiscal year and continued growth during the first quarter of fiscal 2014. We are reiterating our financial guidance for fiscal 2014, which is to grow revenues by approximately 6% and net income by approximately 20%, after excluding the $3.9 million earn out adjustment in fiscal 2013, barring any significant weather-related negative events during the remainder of fiscal 2014.”

Conference Call

Landec’s senior management will host a conference call tomorrow to discuss its fiscal first quarter 2014, followed by a question and answer period.

The live webcast can be accessed directly at www.landec.com/earningscall or on the company’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, September 25, 2013

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: www.landec.com/earningscall

To participate in the conference call via telephone, dial toll-free (866) 793-1301 or (703) 639-1307. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available through Wednesday, October 2, 2013 by calling toll-free (888) 266-2081 or direct (703) 925-2533, and entering code #1621865.

About Landec Corporation

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands, Eat Smart® and GreenLine®, with the capabilities of large scale processing and national distribution. Lifecore Biomedical, a subsidiary of Landec, is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. In addition, Lifecore Biomedical provides specialized aseptic fill and finish services in a cGMP validated manufacturing facility for supplying commercial, clinical and pre-clinical products. Landec will also periodically work with market-leading companies to develop and commercialize differentiated polymer-based products under R&D and royalty agreements. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the ability to integrate GreenLine’s operations into the Company, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 26, 2013 (See item 1A: Risk Factors) which may be updated in Part II. Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

LANDEC CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	August 25, 2013	May 26, 2013
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$10,194	$15,263
Accounts receivable, net	33,178	36,743
Taxes receivable	4,942	5,103
Inventories, net	24,589	24,113
Deferred taxes	2,006	1,582
Prepaid expenses and other current assets	2,816	2,856
Total Current Assets	77,725	85,660

Investments in non-public companies	35,793	30,393
Property and equipment, net	68,489	65,811
Intangible assets, net	107,432	107,654
Other assets	1,394	1,424
Total Assets	$290,833	$290,942

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$29,380	$32,256
Accrued compensation	3,929	4,984
Other accrued liabilities	3,219	2,332
Deferred revenue	628	1,248
Lines of credit	1,050	4,000
Current portion of long-term debt	5,961	5,933
Total Current Liabilities	44,167	50,753

Long-term debt, less current portion	32,961	34,372
Deferred taxes	26,781	24,054
Other non-current liabilities	1,455	1,349

Stockholders' Equity
Common stock	26	26
Additional paid-in capital	126,502	126,258
Retained earnings	57,161	52,409
Total Stockholders' Equity	183,689	178,693
Non-controlling interest	1,780	1,721
Total Equity	185,469	180,414
Total Liabilities and Stockholders’ Equity	$290,833	$290,942

LANDEC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	August 25, 2013	August 26, 2012
Revenues:
Product sales	$108,929	$101,303
Services revenue, related party	550	771
Total revenues	109,479	102,074

Cost of revenue:
Cost of product sales	96,430	87,664
Cost of services revenue	517	647
Total cost of revenue	96,947	88,311

Gross profit	12,532	13,763

Operating costs and expenses:
Research and development	1,926	2,204
Selling, general and administrative	8,630	8,556
Total operating costs and expenses	10,556	10,760
Operating income	1,976	3,003

Dividend income	281	281
Interest income	60	26
Interest expense	(431)	(541)
Other income	5,400	4,259
Net income before taxes	7,286	7,028
Income tax expense	(2,475)	(2,565)
Consolidated net income	4,811	4,463
Non controlling interest	(59)	(97)
Net income and other comprehensive income applicable to common stockholders	$4,752	$4,366

Diluted net income per share	$0.18	$0.17

Shares for diluted net income per share	27,081	26,212

LANDEC CORPORATION

FIRST QUARTER ENDED AUGUST 25, 2013

QUESTIONS & ANSWERS

1)	Why is the gross profit as a percentage of revenue (gross margin) down for the quarter compared to the first quarter of last year?

During the first quarter of fiscal 2014, Apio’s value-added business experienced shortages of certain commodities, mainly green beans and broccoli, as a result of weather-related sourcing issues. This resulted in produce sourcing costs that exceeded our expectations by approximately $2.0 million and reduced Apio’s value-added gross margin by 250 basis points in the first quarter. In addition, during the first quarter we experienced an increase in lower margin food service sales compared to the first quarter of last year.

2)	How is your new vegetable salad product line progressing? Are you still unable to fully meet demand for your Sweet Kale Salad?

Our new vegetable salad processing line is fully operational and as a result we are significantly expanding distribution of our Sweet Kale Salad and Ginger Bok Choy to club stores, retail grocery chains and food service distributors. Now that our recently added salad processing line is up and running, we expect to fully meet demand for all of our salad products for the foreseeable future.

3)	What new products and/or programs other than Apio’s vegetable salad line does the company plan to introduce during fiscal 2014?

In addition to the Sweet Kale Salad and Ginger Bok Choy salads, Apio plans to launch additional salads to take advantage of a number of upward trends in specific nutrient-dense superfood items. There are also several additional innovative value-added vegetable products we plan to launch over the next 12 months.

Later this fiscal year, we expect our partner Windset to launch new BreatheWay® packaged products for both cucumbers and peppers, as our testing has demonstrated a significant increase in shelf life for these products using Landec’s technology. We are also working with new partners toward the commercialization of our BreatheWay technology for several high volume fruit items.

At Lifecore, we are realizing the anticipated impact of expanded product sales attributable to recent U.S. approvals for several products. Lifecore expects continued incremental revenues and profits from these recently approved products in fiscal 2014. In addition, Lifecore is actively supporting development programs with partners who are currently in Phase III clinical studies. The efforts supporting these programs are expected to generate additional development revenue in fiscal 2014, and have the opportunity to generate commercial revenues in the future.

4)	What is the status of Windset’s new Santa Maria, California expansion?

Windset has been in full production with its first 64 acres of greenhouses in Santa Maria since December of 2012 with different varieties of tomatoes. Production performance has been exceeding Windset’s original expectations. As mentioned earlier, Windset’s 64-acre expansion of hydroponic greenhouse capacity in Santa Maria, California is several months ahead of plan with the first 32 acres already being harvested and the next 32 acres expected to begin harvesting within the next two months, allowing Windset to benefit from attractive pricing in the winter months.

As a reminder, during fiscal 2013, we recognized pre-tax income of $8.1 million from our percentage of the increase in Windset’s fair market value and we recognized $1.1 million of dividend income from our Windset preferred stock. During the first quarter of fiscal 2014, we recognized an increase of $5.4 million in the fair market value of our investment and $281,000 of dividend income. For the remaining three quarters of fiscal 2014, we expect to recognize a $5.5 million to $5.9 million increase in the fair market value of our investment in Windset. We will also recognize $281,000 of dividend income per quarter totaling $1.1 million for fiscal 2014, the same as last year. In the first two and a half years of our $15 million investment in Windset, we have recognized $22.8 million of income.

5)	How is the cross selling of products between GreenLine and Apio progressing?

Other than new product roll outs, the primary focus of our sales team is the cross selling of Eat Smart® products to GreenLine customers and GreenLine® products to Eat Smart customers. We have recently added several new food customers as part of our cross selling effort, however, this continuing effort will take time since most opportunities are based on contracts expiring or coming up for bid. In addition, cross selling has been hampered by produce shortages due to adverse weather.

6)	Is the fresh-cut produce category continuing to grow?

According to Nielson/Perishable Group, for the 12 months ending July 2013, the fresh cut vegetable category unit volume grew 11%.  Apio’s unit volume growth for the same period was 13%.

7)	What are the key priorities for Lifecore’s future growth?

Lifecore's growth is being fueled by an increase in volume in its aseptic filling business. In support of this growth strategy, we plan to make capital investments to provide for automation, operating efficiencies and increased capacity. The anticipated capacity demand is based on active development programs being commercialized in the future. The development program opportunities have resulted from expanding existing customer relationships as well as from emerging new customers. The investment and strategic growth direction are well synchronized and positions Lifecore to attract both HA and non-HA based opportunities. This effort greatly strengthens Lifecore's market presence by offering existing and potential customers a complete service profile of technical expertise, product development, quality systems and commercial capacity.

8)	What are Landec’s top priorities for the next 12 to 24 months?

Our top priorities are: (1) expanding capacity at Apio and Lifecore in order to meet current and future demand; (2) continuing to integrate GreenLine into Apio’s operations; (3) growing Apio’s business by launching new products and gaining new customers through cross-selling opportunities utilizing our two leading fresh-cut produce brands, Eat Smart and GreenLine; and (4) growing Lifecore’s business by broadening products and services with existing and new customers, as well as expanding into additional product development partnerships for new potential commercial uses of our biomedical materials.

9)	How do the results by line of business for the three months ended August 25, 2013 compare with the same period last year?

The results are as follows (unaudited and in thousands):

	Three months ended 8/25/13	Three months ended 8/26/12
Revenues:
Apio Value Added(a)	$79,436	$68,631
Apio Export	21,398	25,358
Total Apio	100,834	93,989
Lifecore	8,587	7,973
Corporate (b)	58	112
Total Revenues	109,479	102,074

Gross Profit:
Apio Value Added	8,881	9,943
Apio Export	1,205	1,342
Total Apio	10,086	11,285
Lifecore	2,388	2,366
Corporate	58	112
Total Gross Profit	12,532	13,763

R&D:
Apio	275	328
Lifecore	1,305	1,149
Corporate	346	727
Total R&D	1,926	2,204

S,G&A:
Apio	5,253	5,485
Lifecore	1,095	1,272
Corporate	2,282	1,799
Total S,G&A	8,630	8,556

Other (c):
Apio	5,249	4,004
Lifecore	2	(76)
Corporate	(2,475)	(2,565)
Total Other	2,776	1,363

Net Income (Loss):
Apio	9,807	9,476
Lifecore	(10)	(131)
Corporate	(5,045)	(4,979)
Net Income	$4,752	$4,366

a)	Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Corporate are the non-Apio and non-Lifecore license and R&D fee revenues and gross profit.
c)	Included in Other is other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.